Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made by and between Odyssey Therapeutics, Inc., a Delaware corporation (the “Company”, and together with any parent company, any and all direct or indirect subsidiaries of the Company, and their affiliates, in each case, existing now or in the future, “Odyssey”), and Gary Glick (the “Executive”), effective as of January 1, 2025 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement, dated August 30, 2021 (the “Prior Agreement”), and a Confidentiality and Assignment of Inventions Agreement, dated August 30, 2021 (as amended, including pursuant to this Agreement, the “Restrictive Covenant Agreement”); and

WHEREAS, Company and the Executive desire to enter into this Agreement to supersede the Prior Agreement and set forth certain terms and conditions of the Executive’s employment, effective as of the date hereof, provided that the Restrictive Covenant Agreement shall remain in effect, subject to the amendment set forth in Section 9(d) and Section 9(e).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment and Position. The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. The Executive shall serve as the President and Chief Executive Officer, reporting to the Board of Directors of Odyssey (the “Board”). In addition, the Executive shall serve on the Board as long as the Executive remains the Chief Executive Officer of Odyssey, subject to any requisite shareholder approval. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of Odyssey. Notwithstanding the foregoing, (i) subject to prior approval of the Board, the Executive may serve on the boards of directors of (a) one public company and (b) non-public companies, provided that any such outside board of directors service does not create a conflict of interest with Odyssey, and (ii) the Executive may manage his personal investments and engage in religious, charitable or other community activities, in each case to the extent that such activities in clauses (i) and (ii) do not interfere, individually or in the aggregate, with the Executive’s performance of the Executive’s duties to Odyssey or otherwise result in a violation of this Agreement, the Restrictive Covenant Agreement or any policy of Odyssey.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary rate shall be $540,000 per annum, subject to periodic review and adjustment by the Board, or the compensation committee thereof, in its sole discretion. The Executive’s base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

(b) Annual Bonus. The Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) in accordance with Odyssey’s annual bonus plan, policy or program as in effect from time to time. The Executive’s target Annual Bonus amount shall be 45% of the Base Salary, subject to the achievement of individual and corporate goals. The actual amount of any Annual Bonus will be determined by the Board, or the compensation committee thereof, in its sole discretion. Any Annual Bonus shall be paid to the Executive no later than March 15 of the year following the year in which it is earned, and, except as provided in Section 4(b) or 4(c), the Executive must be employed on the payment date to receive any Annual Bonus.

(c) Expenses. The Executive shall be entitled to reimbursement for all travel and other reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by Odyssey.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans. The Company reserves the right to amend or terminate its plans at any time.

(e) Vacation. The Executive shall be entitled paid vacation accordance with the Company’s vacation policy as in effect from time to time.

(f) Equity Plan. The Executive shall be eligible to participate in Odyssey’s equity incentive plan, subject to approval by the Board, the terms of the plan document, and the Executive entering into any award agreements. Any awards shall be subject to vesting and other conditions required by the applicable plan document or award agreement and/or as determined by the Board in its sole discretion. Except as provided for in Section 4(b)(v) and 4(c)(ii), nothing in this Agreement shall amend the terms of any equity incentive awards the Executives holds as of the Effective Date or any stock restriction agreement with Odyssey that Executive is party to as of the Effective Date.

3. Termination. The period commencing on the Effective Date and ending on the applicable Date of Termination (as defined below) shall be referred to herein as the “Term.” During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability (as defined below).

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below).

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or 3(b) shall be deemed a termination without Cause.

(e) Resignation by the Executive. The Executive may resign the Executive’s employment hereunder at any time for any reason, including “Good Reason” (as defined below).

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such resignation by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement being relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given unless another date is specified by the Company; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given unless another date is specified by the Company; (iv) if the Executive’s employment is resigned by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which the Notice of Termination is given; and (v) if the Executive’s employment is resigned by the Executive under Section 3(e) for Good Reason, sixty (60) days after the date on which a Notice of Termination is given, provided that the grounds for Good Reason have not been cured, as described in Section 5(c), and provided further that the Executive may withdraw a Notice of Termination prior to such sixtieth (60th) date. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company other than for Good Reason, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and accrued and unused vacation, if any, through the Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

(b) Additional Compensation upon Termination by the Company without Cause or by the Executive for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, then, subject to (x) the Executive signing, not revoking and complying with a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release) and (y) if such termination is by the Company without Cause, the Executive agreeing to extend the Non-Competition Period (as defined in the Restrictive Covenant Agreement) until the 12-month anniversary of the Date of Termination and such agreement becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release) (provided that the Executive shall have had seven (7) business days to revoke such agreement):

(i) the Company will continue to pay the Executive’s Base Salary for twelve (12) months following the Date of Termination, in accordance with the Company’s normal payroll practices;

(ii) the Company will pay any unpaid Annual Bonus in respect of the calendar year prior to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year of termination (or, if later, the effectiveness of the Separation and Release Agreement);

(iii) the Company will pay a pro-rated portion (based on the number of days prior to the Date of Termination in the calendar year divided by 365) of the Executive’s target Annual Bonus in respect of the calendar year in which the Date of Termination occurs, with such amount payable in a lump sum no later than the 70th day after the Date of Termination;

(iv) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the full amount of any monthly COBRA premiums for the Executive and the Executive’s eligible dependents until the earliest of the following: (A) the twelve (12)-month anniversary of the Date of Termination; (B) the Executive’s eligibility for group health coverage through other employment; or (C) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph or the benefits under the Company’s health plan may be taxable income to the Executive, or such payments may otherwise result in a violation of applicable nondiscrimination requirements, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(v) any shares of the Company’s capital stock and any equity incentive awards held by the Executive which have not vested shall vest as of the Date of Termination, with any time- or service-based vesting conditions deemed to be satisfied and (unless otherwise specified in the award agreement) any performance-based vesting conditions deemed to be satisfied at their target achievement levels (the payments and benefits described in Sections 4(b)(i) through 4(b)(v), collectively, the “Severance Benefits”).

(c) Additional Compensation upon Termination on Account of Death or Disability. If the Executive’s employment is terminated on account of death or Disability:

(i) the Company will pay the Executive (or the Executive’s estate or legal representative, as applicable) any unpaid Annual Bonus in respect of the calendar year prior to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year of termination, and

(ii) fifty percent (50%) of (A) any shares of the Company’s capital stock and (B) any equity incentive awards held by the Executive, in each case which have not vested, shall vest as of the Date of Termination. For purposes of determining the vesting of shares or equity incentive awards subject to performance-based vesting conditions, target achievement shall be considered one hundred percent (100%) vesting, unless otherwise specified in the award agreement.

(d) Compensation During the Non-Competition Period. If (i) the Executive is subject to the restrictions set forth in Section 4.A. of the Restrictive Covenant Agreement following the Date of Termination and (ii) is not receiving the Severance Benefits, the Company will make the Total Payment (as defined below), divided into four (4) equal portions (each, an “Individual Payment”), to the Executive in exchange for compliance by the Executive with the restrictions set forth in Section 4.A. of the Restrictive Covenant Agreement during the twelve (12)-month period following the Date of Termination (the “Restricted Period”), with each Individual Payment to be made on the payroll date that immediately follows the date that is ninety (90), one hundred eighty (180), two hundred seventy (270) and three hundred sixty (360) days from the Date of Termination. “Total Payment” means an amount equal to twelve (12) months of the Base Salary as of the Date of Termination. The Company shall have no obligation to make any Individual Payments if within ten (10) business days after the Termination Date (or, if later, the expiration of period in which the Executive may sign or revoke the Separation Agreement and Release), the Company provides a waiver of its right to enforce Section 4.A. of the Restrictive Covenant Agreement.

(e) If the Executive breaches the Restrictive Covenant Agreement, or any other obligations hereunder, following the Date of Termination, then, without limitation of any rights of the Company, the Company’s obligation to provide the Severance Benefits or the Total Payment shall terminate.

5. Certain Definitions. As used in this Agreement:

(a) “Cause” means any of the following, based on a reasonable good faith determination by the Board,: (i) the Executive’s failure to substantially perform the Executive’s assigned duties or responsibilities as directed or assigned by the Board, other than as a result of Executive’s Disability, or breach of the Executive’s responsibilities or obligations under this

Agreement after written notice thereof describing in reasonable detail the Executive’s failure to perform such duties or responsibilities, and in either case, the Executive having had sixty (60) days to remedy the Executive’s failure to perform or breach of responsibilities, provided that, for avoidance of doubt, failure to meet Company-based performance conditions shall not constitute Cause and the Company may not establish Cause based on the assertion that a particular failure is not capable of being cured; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation, or misappropriating funds, proprietary materials or information or other material property belonging to Odyssey; (iii) the Executive’s violation of a federal or state law or regulation if such violation can reasonably be expected to have an adverse effect on the Executive’s ability to perform his assigned duties or responsibilities to Odyssey or on Odyssey’s business or reputation; (iv) the Executive being convicted of, or entering a plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude; (v) the Executive’s material breach of any contractual confidentiality, non-competition, non-solicitation or invention assignment obligations to the Company; (vi) failure by the Executive to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to the Executive (or that the Executive should have been known) to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vii) the Executive’s material violation of Odyssey’s written policies against discrimination or harassment, which violation is not cured (if curable) within ten (10) days after written notice to the Executive is provided by the Company.

(b) “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as provided in sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(c) “Good Reason” means, the occurrence of any of the following events without the Executive’s prior express written consent: (i) the material reduction of the Base Salary, other than reductions in salary applicable to all employees or to all executives of less than twenty-five percent (25%); (ii) a change in the Executive’s position or responsibilities with the Company that materially reduces the Executive’s level of authorities, responsibilities, or duties, including that the Executive is asked to report to any person or group other than the full Board of Directors; or (iii) a material breach by the Company of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) (A) the Executive gives the Company written notice within sixty (60) days after the Executive first has knowledge of the occurrence of the event which the Executive believes constitutes the basis for Good Reason, (B) the Company fails to cure such event within thirty (30) days after receipt of such notice, and (C) the Executive terminates his employment within thirty (30) days after the end of the period specified in clause (B), and (y) the Company has no right to terminate the Executive’s employment for Cause. The Executive shall not have Good Reason on account of being relieved of the Executive’s duties if the Executive is placed on a paid leave not to exceed sixty (60) days, during which compensation and benefits are provided, so that the Board may investigate, in good faith, whether a Cause event has occurred.

(d) “Public Trading Date” means the first date upon which the common stock of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, or, if earlier, the date on which the Company becomes a “publicly held corporation” for purposes of Treasury Regulation Section 1.162-27(c)(1).

6. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) Any payments that are subject to the Separation Agreement and Release requirement and are scheduled to be paid prior to the date the Separation Agreement and Release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the Separation Agreement and Release and, if any such amounts are subject to Section 409A of the Code and the period during which the Executive has discretion to sign or revoke the Separation Agreement and Release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from the application of Section 409A of the Code, or to the extent not exempt, comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive’s severance and other benefits under this Agreement shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event the Executive’s severance and other benefits are delivered to a lesser extent pursuant to the foregoing clause (y), such severance and other benefits shall be reduced in the following order, in each case, in reverse chronological order beginning with the severance and other benefits that are to be paid the further in time from consummation of the transaction that is subject to Section 280G of the Code, unless otherwise agreed to by the Executive and the Company: (A) cash payments; (B) equity-based payments and acceleration; and (C) non-cash forms of benefits. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by an accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Indemnification and Insurance. The Executive shall be indemnified by the Company to the extent provided under the Company’s charter and by-laws for losses resulting from the Executive’s good faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive under director’s and officer’s liability insurance during the Term and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors.

9. Restrictive Covenants.

(a) The terms of the Restrictive Covenant Agreement shall continue to be in full force and effect, as amended pursuant to Section 9(d) and Section 9(e).

(b) During the term of this Agreement and at all times thereafter, the Executive agrees not to make, or cause any other person to make, any negative comments about, or make any other communication that disparages, or has the effect of disparaging, the Company or its affiliates, subsidiaries, agents, shareholders, members or advisors (or any of its or their respective employees, officers or directors, it being understood that communication made in the Executive’s good faith performance of the Executive’s duties hereunder shall not be deemed disparaging for purposes of this Agreement). The Company agrees to instruct the Board and the Company’s officers designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, by the Board (the “Section 16 Officers”) not to make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. During the term of this Agreement, this provision applies only to statements made by Executive, the Board, or the Section 16 officers to individuals, groups, or entities outside the Company.

(c) During the Term and for twelve (12) months following the Date of Termination, the Executive shall not interfere with, damage, or attempt to interfere with any relationship between Odyssey and a Business Contact. As used in this Agreement, “Business Contact” shall mean any (i) client, customer or supplier of Odyssey at any time during the period of the Executive’s relationship with the Company; or (ii) prospective client, customer or supplier of Odyssey identified during the period of the Executive’s relationship with the Company.

(d) Section 2.A.3 of the Restrictive Covenant Agreement is hereby amended and restated as follows: “‘Group’s Field’ means drug discovery, research and development, manufacturing, production, marketing, distribution, sale or other commercialization of any product with respect to (i) molecular targets for which the Group is actively expending research funds or engaged in laboratory work with respect to therapeutics or potential therapeutics intended to modulate such molecular targets, or (ii) any disease in which the Group has demonstrated clinical proof of concept; for purposes of the portion of the Non-Competition Period that applies following Employee’s termination of employment, the Group’s Field will be determined as of the date of termination.”

(e) If the Executives violates any of the terms of any restrictive covenant obligation set forth in Section 4.B or 4.C of the Restrictive Covenant Agreement or in Section 9(c) of this Agreement, the duration of the obligation at issue will be extended by a period equal to the period that begins on the first date of such violation and ends on the first date on which the Executive ceases to be in violation of such obligation.

(f) Nothing set forth herein or in the Restrictive Covenant Agreement shall be interpreted to prohibit the Executive, the Company, the Section 16 Officers or members of the Board from (i) making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, (ii) reporting possible violations of law to a governmental agency or entity (including, but not limited to the Securities and Exchange Commission, the National Labor Relations Board or the Equal Employment Opportunity Commission) or require authorization or notification of such reports, or (iii) making other disclosures that are protected under the whistleblower or other provisions of federal, state, or local law or regulation. Further, and notwithstanding Section 9(b), nothing in this Agreement shall prohibit the Company or any Section 16 Officer or member of the Board from making disclosures that are consistent with applicable reporting requirements or fiduciary duties or otherwise in good faith.

10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, the Restrictive Covenant Agreement or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, shall be resolved solely and exclusively by confidential binding arbitration with the Boston, Massachusetts branch of JAMS (“JAMS”), to be governed by JAMS’ Commercial Rules of Arbitration applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator. The Executive and the Company shall attempt to mutually select the arbitrator. In the event the Executive and the Company are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. The prevailing party shall be entitled to such party’s reasonable costs and expenses incurred in connection with any arbitration. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of the Company to seek and obtain equitable relief in accordance with the Restrictive Covenant Agreement.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in Suffolk County, Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof, including without limitation the Prior Agreement (together with any exhibits thereto other than the Restrictive Covenant Agreement), provided that the Restrictive Covenant Agreement shall not be superseded by this Agreement and the Executive acknowledges and agrees that such agreement remains in full force and effect.

13. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at the Parent’s main offices, attention of the Chief Executive Officer.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (other than the Executive).

19. Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise (but shall have the rights set forth in Section 4 above). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern, and the Executive may receive payment under this Agreement only and not both.

20. Governing Law. This is Agreement shall be construed under and be governed in all respects by the laws of the Massachusetts, without giving effect to conflict of laws principles that would refer construction to the laws of another jurisdiction.

21. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its capital stock, properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23. Legal Counsel. By signing below, the Executive acknowledges that the Executive has been advised by the Company to seek independent legal counsel with respect to this Agreement and that the Executive has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement. By signing below, the Executive represents that the Executive has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereof by reason of the drafting or preparation hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above to be effective as of the Effective Date.

ODYSSEY THERAPEUTICS, INC.

/s/ Jeffrey Leiden
By: Jeffrey M. Leiden
Title: Chairman, Board of Directors

EXECUTIVE

/s/ Gary Glick
Gary Glick

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